SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)

                        Digital Generation Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   253921100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 253921100               SCHEDULE 13G                Page 2 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      John W. Glynn, Jr.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        90,000 shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           772,939 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              90,000 shares of Common Stock
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        772,939 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      862,939 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G                Page 3 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Glynn Capital Management
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           772,939 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        772,939 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      772,939 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G                Page 4 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Crown Associates III, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G                Page 5 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Crown Partners III, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G                Page 6 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Crown-Glynn Associates, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G                Page 7 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Crown-Glynn Partners, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G                Page 8 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Crown-Glynn Advisors, Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G                Page 9 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      The Crown Trust
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G               Page 10 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Crown Capital Management, Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G               Page 11 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David F. Bellet
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0 shares of Common Stock
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G               Page 12 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffrey S. Hamren
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G               Page 13 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Margaret S. McNamara
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G               Page 14 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven Rosston
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        5,000 shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           772,939 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              5,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        772,939 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      772,939 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253921100               SCHEDULE 13G               Page 15 of __ Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Chester A. Siuda
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)   Name of Issuer: Digital Generation Systems, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            875 Battery Street, San Francisco, CA 94111

Item 2(a)   Names of Person Filing  See cover pages.

            Relationship of filing persons:

            Glynn Capital Management, Crown-Glynn Advisors Ltd., and Crown Capital Management Ltd. are Registered Investment Advisors.

            Glynn Capital Management is investment advisor to Glynn Emerging Opportunity Fund, a California limited partnership, Glynn Buckley Investments, a California limited partnership, McMorgan Fund II, a California limited partnership, and Glynn Investments, a California limited partnership.

            Crown-Glynn Advisors Ltd. is investment advisor to Crown Associates III, L.P., a Delaware limited partnership, and Crown-Glynn Associates, L.P., a Delaware limited partnership. Crown Partners III, L.P. is general partner of Crown Associates III, L.P. Crown-Glynn Partners, L.P. is general partner of Crown-Glynn Associates, L.P.

            Crown Capital Management Ltd. is investment advisor to The Crown Trust, a New York Trust.

            John W. Glynn, Jr., David F. Bellet and Chester A. Siuda are Managing Directors of Crown Capital Management and Crown-Glynn Advisors. John W. Glynn, Jr., is sole owner of Glynn Capital Management.

            John W. Glynn, Jr., David F. Bellet, Chester A. Siuda, Jeffrey S. Hamren, Darryl Messinger, Steven Rosston, and Margaret S. McNamara are General Partners of Crown Partners III, L.P., a Delaware limited partnership and Crown-Glynn Partners, L.P., a Delaware partnership.

Item 2(b)   Address of Principal Business Office or, if none Residence:

            As to the following filing persons: Crown Associates III, L.P.; Crown Partners III, L.P.; Crown-Glynn Associates, L.P.; Crown-Glynn Partners, L.P.; Crown-Glynn Advisors Ltd.; The Crown Trust; Crown Capital Management Ltd.; Chester A. Siuda; Margaret S. McNamara; Jeffrey S. Hamren: 67 East Park Place; 8th Floor; Morristown, NJ 07960

            As to the following filing person: David F. Bellet
                                               60 East 42nd Street, Suite 3405
                                               New York, NY  10165

            As to the following filing persons: Glynn Capital Management; John
W. Glynn, Jr.; Steven Rosston: 3000 Sand Hill Road; Building 4, Suite 235; Menlo Park, CA 94025

Item 2(c)   Citizenship: See cover pages

Item 2(d)   Title of Class of Securities: Common Stock, no par value

Item 2(e)   CUSIP Number: 253921100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

            (a)   Broker or Dealer registered under Section 15 of the Act,

            (b)   Bank as defined in Section 3(a)(6) of the Act,

            (c)   Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) Investment Company registered under Section 8 of the Investment Company Act,

            *(e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

            (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G),

            (h)   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

            --------------------
            * As to Crown-Glynn Advisors, Ltd., Crown Capital Management Ltd. and Glynn Capital Management

Item 4.     Ownership: See cover pages.

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: |X|

Item 6. Ownership of More Than Five Percent on Behalf of Another Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: Not applicable.

Item 8. Identification and Classification of Members of the Group: Not applicable.

Item 9.     Notice of Dissolution of Group: Not applicable.

Item 10.    Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March __ , 2000


CROWN-GLYNN ASSOCIATES, LIMITED                      /s/ John W. Glynn, Jr.
PARTNERSHIP                                          ---------------------------
                                                     John W. Glynn, Jr.*

By Crown-Glynn Partners, L.P. as                     /s/ Steven Rosston
     General Partner                                 ---------------------------
                                                     Steven Rosston


CROWN ASSOCIATES III, LIMITED                        /s/ David F. Bellet
PARTNERSHIP                                          ---------------------------
                                                     David F. Bellet

By Crown Partners III, L.P. as
     General Partner

                                                     /s/ Chester A. Siuda
CROWN PARTNERS III, L.P.                             ---------------------------
                                                     Chester A. Siuda


CROWN-GLYNN PARTNERS, L.P.                           /s/ Jeffrey S. Hamren
     General Partner                                 ---------------------------
                                                     Jeffrey S. Hamren


By /s/ David F. Bellet                               /s/ Margaret S. McNamara
   -------------------------                         ---------------------------
     General Partner                                 Margaret S. McNamara


THE CROWN TRUST

CROWN CAPITAL MANAGEMENT, LTD.

CROWN-GLYNN ADVISORS, LTD.


By /s/ David F. Bellet
   -------------------------

------------------------------
      * Individually and on behalf of Glynn Capital Management, Glynn Emerging Opportunity Fund, Glynn Investment L.P., Glynn Buckley Investments, L.P., McMorgan Fund II, L.P., Glynn Peterson, and Glynn Ventures III, L.P.

                                Index to Exhibits

Joint Filing Agreement ...............................................  Page 20

                             JOINT FILING AGREEMENT

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof has been filed on behalf of each of the undersigned.

Dated: March __ , 2000


CROWN-GLYNN ASSOCIATES, LIMITED                      /s/ John W. Glynn, Jr.
PARTNERSHIP                                          ---------------------------
                                                     John W. Glynn, Jr.*

By Crown-Glynn Partners, L.P. as                     /s/ Steven Rosston
     General Partner                                 ---------------------------
                                                     Steven Rosston


CROWN ASSOCIATES III, LIMITED
PARTNERSHIP


By Crown Partners III, L.P. as

                                                     /s/ Chester A. Siuda
CROWN PARTNERS III, L.P.                             ---------------------------
                                                     Chester A. Siuda


CROWN-GLYNN PARTNERS, L.P.                           /s/ Jeffrey S. Hamren
                                                     ---------------------------
                                                     Jeffrey S. Hamren


By /s/ David F. Bellet                               /s/ Margaret S. McNamara
   -------------------------                         ---------------------------
     General Partner                                 Margaret S. McNamara

THE CROWN TRUST

CROWN CAPITAL MANAGEMENT, LTD.

CROWN-GLYNN ADVISORS, LTD.


By /s/ David F. Bellet
   -------------------------

------------------------------
      * Individually and on behalf of Glynn Capital Management, Glynn Emerging Opportunity Fund, Glynn Investment L.P., Glynn Buckley Investments, L.P., McMorgan Fund II, L.P., Glynn Peterson, and Glynn Ventures III, L.P.

Glymm Peterson, and Glynn Ventures III, L.P.